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                                                                    Exhibit 4.4


                              WILLCOX & GIBBS, INC.


                        $50,000,000 SENIOR NOTES DUE 2001


           -----------------------------------------------------------
           AMENDMENT NO. 4 TO NOTE AGREEMENT dated as of April 2, 1991
           -----------------------------------------------------------


                          Dated as of December 17, 1993





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- -------------------------------------------------------------------------------

                              WILLCOX & GIBBS, INC.
                                530 Fifth Avenue
                               New York, NY  10036

                                               As of December 17, 1993

The Prudential Insurance Company
          of America
c/o Prudential Capital Group
One Gateway Center, 11th Floor
Newark, NJ  07102-4427

Gentlemen:

          Reference is made to the Note Agreement dated as of April 2, 1991 (as amended by agreements dated as of March 25, 1992, November 11, 1992 and March 30, 1993, the "Original Note Agreement"), between the undersigned Willcox & Gibbs, Inc. (herein called the "Company") and you. Pursuant to paragraph 11C of the Original Note Agreement, the Company has requested and, subject to the terms and conditions herein set forth, you have agreed, to amend the Original Note Agreement as set forth below. Accordingly, the Company hereby agrees with you as follows:


          1. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective immediately prior to the consummation of the transactions at the Closing under the Summers Purchase Agreement, subject to satisfaction or waiver of each of the following conditions as of such time and shall not be effective if such Closing does not occur:

          1A.      OPINION OF COMPANY'S COUNSEL.  You shall have received from
Hughes Hubbard & Reed, special counsel for the Company, an opinion in the form of Exhibit A attached hereto.

          1B.      REPRESENTATIONS AND WARRANTIES; NO DEFAULT.  The
representations and warranties of the Company contained in paragraph 8 of the Original Note Agreement (excluding paragraphs 8B, 8D, 8E, 8H, 8I, 8J, 8K, 8L and
8N) and in paragraph 4 of this Amendment (after giving effect to the consummation of the acquisition of the Summers Group pursuant to the Summers Purchase Agreement and the borrowings under the New Bank Credit Agreement) shall be true and correct as of the Effective Date of this Amendment and there shall exist on the Effective Date (after giving effect to the consummation of the acquisition of the Summers Group pursuant to the Summers Purchase Agreement and the borrowings under the New Bank Credit Agreement) no Event of Default or Default; and the Company shall have delivered to you an Officer's Certificate, dated the Effective Date, to both such effects.

          1C.      PURCHASE AGREEMENT.  The Purchase Agreement, dated as of
December 10, 1993, among the Company, Rexel, S.A. and International Technical Distributors, Inc. shall not have been amended and shall be in full force and effect.

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                                                                               2

          1D.      NEW BANK CREDIT AGREEMENT.  The Revolving Credit and
Reimbursement Agreement by and among, the Company and Nationsbank of Florida, N.A. and Credit Lyonnais New York Branch shall have been executed and delivered, and shall contain no terms as to which you shall object (the "New Bank Credit Agreement").

          1E.      SUBSIDIARY GUARANTY.  You shall have received a duly executed
Guaranty in substantially the form of Exhibit F to the Original Note Agreement from each of the Company's Subsidiaries then proposed to guarantee obligations under the New Bank Credit Agreement which have not theretofore executed and delivered such a Guaranty.

          1F.      INTERCREDITOR AGREEMENT.  The Banks which are parties to the
New Bank Credit Agreement shall have executed and delivered an Intercreditor Agreement in substantially the form of Exhibit B attached hereto.

          1G.      PROCEEDINGS.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and by the Summers Purchase Agreement and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

          1H.      FEE.  The Company shall have delivered to you a fee of
$250,000 by wire transfer of immediately available funds to Account No. 050-54-526 at Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, New York 10015 (ABA No. 021-000-238), which wire will include the following reference: "Security No. 969207A #6 - Fee Income."

          2.       AMENDMENTS.

          2A.      Paragraph 5 of the Original Note Agreement is hereby amended by adding a new paragraph 5L at the end thereof reading as follows:

          5L.      SUBSIDIARY GUARANTY.  The Company covenants that it will
cause each Guarantor to execute and deliver, and each other Subsidiary that is not a Guarantor and which is required to guarantee all or any portion of any obligations under the New Bank Credit Agreement to execute and deliver (no later than the time when its guarantee in respect of obligations under the New Bank Credit Agreement becomes effective), to each holder of Notes an executed Guaranty of such Subsidiary, together with evidence of the due authorization, execution, delivery and enforceability of such Guaranty comparable to that delivered under paragraph 3 with respect to the Guarantors.

          2B.      Paragraph 6 of the Original Note Agreement is hereby amended by amending and restating paragraphs 6A, 6B, 6C, 6D(1), 6D(2), 6D(5), 6D(6)(v), and 6D(7) thereof in their entirety to read as follows:

          6A.      CURRENT AND DEBT RATIOS.  The Company covenants that it will not permit:

          6A(1).   CURRENT RATIO.  The ratio of Consolidated Current Assets to
Consolidated Current Liabilities at any time prior to January 1, 1996 to be less than 1.25 to 1.0 and at any time on or after that date to be less than 1.5 to 1.0.

          6A(2).   INTEREST COVERAGE RATIO.  The Interest Coverage Ratio
calculated as of the last day of any fiscal quarter of the Company ending in any of the periods specified in the table below to be less than the ratio set forth in such table opposite such period:

                     Period                                      Ratio
                     ------                                      -----

          December 1, 1993 through and including           2.25 to 1.00
          December 30, 1994
          December 31, 1994 and thereafter                 2.50 to 1.00


          6A(3).   FUNDED DEBT RATIO.

                   (i) SENIOR FUNDED DEBT RATIO. Consolidated Senior Funded Debt to exceed at any time during the periods specified in the table below the percentage of Consolidated Tangible Gross Worth set forth in such table opposite such period:

                     Period                                     Percentage
                     ------                                     ----------

          December 1, 1993 through and including                    68%
          March 30, 1994

          March 31, 1994 through and including                      65%
          December 30, 1994

          December 31, 1994 through and                             57%
          including December 30, 1995

          December 31, 1995 through and including                   50%
          December 30, 1996

          December 31, 1996 and thereafter                          45%


          (ii) FUNDED DEBT RATIO. Consolidated Funded Debt at any time during the periods specified in the table below to exceed the percentage of Consolidated Tangible Gross Worth set forth in such table opposite such period:

                       Period                                   Percentage
                       ------                                   ----------

          December 1, 1993 through and including                    90%
          March 30, 1994

          March 31, 1994 through and including                      85%
          December 30, 1994

          December 31, 1994 through and                             76%
          including December 30, 1995

          December 31, 1995 through and                             70%
          including December 30, 1996

          December 31, 1996 through and                             65%
          including December 30, 1997

          December 31, 1997 and thereafter                          60%


          6A(4).   FIXED CHARGE COVERAGE RATIO.  The Fixed Charge Coverage Ratio
calculated as of the last day of any fiscal quarter of the Company ending in any of the periods specified in the table below to be less than the ratio set forth in such table opposite such period:

                       Period                                    Ratio
                       ------                                    -----

          December 1, 1993 through and including             1.25 to 1.00
          December 31, 1994

          January 1, 1995 through and including              1.30 to 1.00
          December 31, 1996

          January 1, 1997 and thereafter                     1.40 to 1.00


          6B.      TANGIBLE NET WORTH.  The Company covenants that it will not permit Consolidated Tangible Net Worth at any time to be less than the sum of $70,000,000 and the Incremental Amount. At any particular date of determination the "Incremental Amount" shall mean an amount equal to the sum of (x) 50% of Consolidated Net Income for each fiscal quarter ending after September 30, 1993 and prior to such date of determination in which Consolidated Net Income is a positive number and (y) 85% of the proceeds (with non-cash proceeds being valued by the Board of Directors of the Company), net of underwriting discounts and commissions, received by the Company after December 17, 1993 from the sale of its capital stock and any options, warrants or rights to acquire its capital stock and any debt securities convertible into or exchangeable for such capital stock (but only to the extent such Debt securities are actually so converted or exchanged).

          6C.      WORKING CAPITAL REQUIREMENT.  The Company covenants that it will not permit Consolidated Working Capital at any time during the periods specified in the table below to be less than the amounts set forth in such table opposite such period:

                       Period                                      Amount

          December 1, 1993 through and including
          March 31, 1994                                         $70,000,000

          April 1, 1994 through and including
          December 31, 1994                                      $85,000,000

          January 1, 1995 and thereafter                         $100,000,000


          6D.      LIEN, DEBT AND OTHER RESTRICTIONS.  The Company covenants
that it will not and will not permit any Subsidiary to:

          6D(1).   LIEN RESTRICTIONS.  Create, assume or suffer to exist any
Lien upon any of its property or assets, whether now owned or hereafter acquired or upon any income or profits therefrom (in all cases, whether or not provision is made for the equal and ratable securing of Notes in accordance with the provisions of paragraph 5C hereof), except:

                   (i) Liens for taxes, assessments or governmental charges or levies the payment of which is not at the time required by paragraph 5G;

                   (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by paragraph 5G;

                   (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (a) in connection with workers' compensation, unemployment insurance and other types of social security, or (b) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and which do not in the aggregate materially detract from the value of the property or assets, or materially impair the use thereof in the operation of the business, of the Company and its Subsidiaries, taken as a whole;

                   (iv)   any Lien (including a Lien arising under a Capital
          Lease)

                          (a) existing on any real or personal property of any Person at the time it becomes a Subsidiary, or existing on any real or personal property acquired by the Company or any Subsidiary at the time such property is so acquired through purchase, merger or consolidation or otherwise (whether or not the Debt secured thereby is assumed by the Company or such Subsidiary) in connection with an acquisition of the securities of any Person permitted under paragraph 6D(3)(ii) or an acquisition of all or substantially all the assets of any Person or any line of business of any Person, PROVIDED that any such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally initiating the Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

                          (b) created to secure the purchase price, or to secure Debt or other obligation incurred to pay, or to finance or fund the payment of, the purchase price, of any property acquired by the Company or any Subsidiary after the date hereof in connection with an acquisition of the securities of any Person permitted under paragraph 6D(3)(ii) or acquisition of all or substantially all the assets of any Person or any line of business of any Person, PROVIDED that (1) any such Lien not existing prior to the time of acquisition of such property shall be created concurrently with or within twelve months following the acquisition of such property, (2) the Debt secured by such Lien shall not exceed such purchase price, (3) the Debt secured by such Lien shall not be prohibited by the provisions of paragraph 6D(2), (4) any such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating the Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property; or

                          (c) renewing, replacing or extending any such Lien, PROVIDED that the principal amount of Debt secured thereby is not increased or the maturity reduced (PROVIDED that this provision shall not be deemed to restrict the right of the Company or any Subsidiary to prepay any Debt or other obligation permitted to be secured by a Lien under this paragraph 6D(1)), the Lien is not extended to other property and the Debt secured thereby is permitted under paragraph 6A(3);

                          PROVIDED that neither the Company nor any of its Subsidiaries shall create, incur or assume any Lien pursuant to this clause (iv), unless, immediately after giving effect thereto the aggregate outstanding principal amount of all Debt of the Company and its Subsidiaries secured by such Liens shall not exceed 10% of Consolidated Tangible Gross Worth; and PROVIDED further that for purposes of calculating the amount of Debt outstanding pursuant to the preceding proviso, any obligation, other than Debt, that is secured by any such Lien shall be deemed to be Debt in an amount equal to the budgeted amount of such obligation for the then current fiscal year of the Company, as reported in the most recent Officer's Certificate delivered pursuant to clause (b) of paragraph 5K;

                   (v) Liens existing on the Closing Date and securing the Debt of the Company or a Subsidiary referred to in Exhibit D attached hereto;

                   (vi) any Lien renewing or extending any Lien permitted by clause (v) above, PROVIDED that the principal amount of Debt secured thereby is not increased or the maturity reduced (PROVIDED that this provision shall not be deemed to restrict the right of the Company or any Subsidiary to prepay any Debt or other obligation permitted to be secured by a Lien under this paragraph 6D(1)), the Lien is not extended to other property and the Debt secured thereby is permitted under paragraph 6A(3); and
                   (vii) other Liens securing Debt of the Company or any Subsidiary;

PROVIDED, that neither the Company nor any Subsidiary shall create, incur or assume any Lien pursuant to clauses (vi) or (vii) of this paragraph 6D(1) unless, immediately after giving effect thereto, the aggregate outstanding amount of all Priority Debt of the Company and its Subsidiaries shall not exceed 6.8% of Consolidated Tangible Gross Worth.


          6D(2).   DEBT RESTRICTIONS.  Create, incur, assume or suffer to exist any Funded Debt or Current Debt except:
                   (i)    Funded Debt represented by the Notes and the
          Guaranties;

                   (ii) Debt of any Subsidiary to the Company or any other Subsidiary and Subordinated Intercompany Debt of the Company to any Subsidiary;

                   (iii)  Debt represented by the Bank Guaranties;

                   (iv) other Debt of any Subsidiary, provided that the aggregate amount of all Priority Debt of the Company and its Subsidiaries shall not exceed 6.8% of Consolidated Tangible Gross Worth;

                   (v) Current debt not in excess of $20,000,000 at any time outstanding;

                   (vi)   Debt permitted by the provisions of paragraph
          6D(1)(iv);

                   (vii) Funded Debt that consists of guarantees, endorsements, and other contingent liabilities (whether direct or indirect) entered into in the ordinary course of the Company's or a Subsidiary's business as is necessary to induce leasing companies to provide lease financing to facilitate the purchase by customers of the Company or any Subsidiary of equipment, goods and/or services provided by the Company or its Subsidiaries; PROVIDED that such Funded Debt permitted by this clause (vii) shall not exceed $2,000,000 at any time outstanding;

                   (viii) the guaranty by Clark Consolidated Industries, Inc. and certain other Subsidiaries of the Company of a capital lease and mortgage debt at rates ranging from 6.9% to 7.75% per annum of Clark Pulley Industries, Inc. as successor to Clark Pulley

          Corporation of Alabama, under arrangements with the Industrial Development Board of Russellville, Alabama, in an amount not in excess of $2,210,000; and

                   (ix) Funded Debt in addition to that otherwise permitted by the foregoing provisions of this paragraph 6D(2), PROVIDED, that on the date of the proposed creation, incurrence or assumption of such additional Funded Debt the Company shall be in compliance with paragraph 6A(3).


          6D(5).   LEASE RENTALS.  Directly or indirectly become or remain
liable as lessee or as guarantor or other surety with respect to any Operating Lease unless, at the end of the then current fiscal quarter, the aggregate amount of all Net Rental Payments under such Operating Lease and all other Operating Leases for the period of four consecutive fiscal quarters then ended (taken as a cumulative whole) shall not exceed 1.25% of the Consolidated Gross Revenues of the Company for such period.

          6D(6).   MERGER AND SALE OF ASSETS.  Consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it or sell, lease, abandon or otherwise dispose of all or substantially all of its assets, except that:

                               *        *        *

                   (v) assets used or held for use in the Apparel Operations, and the stock of any Subsidiary engaged in the Apparel Operations, may be disposed of for a net price to the Company of not less than $30,000,000;

                               *        *        *

          6D(7).   RESTRICTIONS ON SUBSIDIARIES.  Except as permitted under
paragraph 6D(6)(iv), permit any Subsidiary to: (i) issue stock or other equity interests in such Subsidiary or rights, options, convertible securities or warrants convertible into or exercisable for such stock or other equity interests, except to the Company or a Wholly-Owned Subsidiary, (ii) sell, assign, pledge or otherwise dispose of any shares of stock or other equity interests in such Subsidiary or rights, options, convertible securities or warrants convertible into or exercisable for such stock or other equity interests except to the Company or a Wholly-Owned Subsidiary, or (iii) enter into any contract or agreement (including any provisions in its corporate charter or articles or certificate of incorporation) that imposes restrictions on its ability to pay dividends, except in connection with the transaction in which such Subsidiary becomes a Subsidiary.

          2C.      Paragraph 6 of the Original Agreement is hereby further
amended by adding new paragraphs 6D(11) and 6D(12) at the end thereof reading as follows:

          6D(11). ACQUISITIONS. At any time during any fiscal year acquire any Person or all or substantially all of the assets of any Person if the aggregate of such purchase price for such acquisition and such purchase prices for all previous acquisitions during such year exceeds $15,000,000. The Company hereby agrees to give notice to the holders of the Notes promptly after any such acquisition the purchase price of which exceeds $2,000,000. For purposes of the foregoing provisions of this paragraph 6D(11), "purchase price" shall not include (i) any payment


                                     8


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                                                                               9

which, at the time of creation of the obligation to make the payment, was contingent upon future economic performance of the acquired Person or the acquiror or (ii) any payment in the form of shares of capital stock of the Company which, together with all previous such payments in the form of shares of capital stock during the particular year, does not exceed $15,000,000. This paragraph 6D(11) shall not apply to the acquisition by the Company of Summers Group.

          6D(12). NEW BANK CREDIT AGREEMENT. Amend, restate or otherwise modify any term or provision of the New Bank Credit Agreement or the Bank Guaranties if the effect thereof would be to (i) add covenants or events of default or repurchase or similar obligations, or make any covenants or events of default or repurchase or similar obligations more restrictive (unless the same covenants, additions, events of default or repurchase or similar obligations are incorporated herein by an instrument duly executed, delivered and binding on the Company and delivered to all the holders of the Notes); PROVIDED that this provision shall not restrict a waiver of any provision of the New Bank Credit Agreement or Bank Guaranties by the Lenders thereunder.

          2D.      Paragraph 7A of the Original Agreement is amended by amending and restating clause (v) thereof in its entirety to read as follows:

                   (v) the Company fails to perform or observe any agreements contained in paragraph 5C, 5(I) (with respect to the Company's corporate existence), 5L or 6; or Rexel, S.A. shall fail to purchase shares of the Company's Common Stock for an aggregate purchase price of at least $31,421,520 on or prior to March 31, 1994 as provided in the Purchase Agreement dated December 10, 1993 among the Company, Rexel, S.A. and International Technical Distributors, Inc.

          2E.      Paragraph 10B of the Original Note Agreement is hereby
amended by amending and restating in their entirety the following definitions to read as follows:

          "APPAREL OPERATIONS" shall mean the operations of the Company and its Subsidiaries in connection with the Company's Sunbrand Division, its Unity Sewing Supply Division and the following Subsidiaries: Allied Machine Parts Ltd., J&E Sewing Supplies, Inc., Leadtec Systems, Inc., M.E.C. (Sewing Machines) Ltd., W&G Daon, Inc., W&G Export Corporation, W&G Tennessee Imports, Inc., Willcox & Gibbs-Kennedy of Delaware, Inc. and Willcox & Gibbs, Ltd.

          "INTEREST COVERAGE RATIO" shall mean with respect to the Company and its Subsidiaries as of the end of any fiscal quarter the ratio of (i) Consolidated Net Income plus all Consolidated Interest Expense plus taxes imposed on income for the four fiscal quarters then ended, to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that with respect to each of the first three fiscal quarters during 1994 such ratio shall be determined based on the three, six and nine month periods, respectively, beginning January 1, 1994.

          "PRIORITY DEBT" shall mean, as at any date of determination thereof, the sum (without duplication) of the aggregate principal amount of (i) all Debt of Subsidiaries (excluding any Debt of Subsidiaries owing to the Company or another Subsidiary) plus (ii) all Debt of the Company (excluding Debt of the Company owing to any Subsidiary) secured by Liens permitted by paragraph 6D(1) (other than by clauses (i), (ii), (iii) and (iv) thereof) (other than, in connection with any Debt of the Company owing to any bank, a lien securing such Debt on any deposit or other account of the Company maintained with such bank or on any Investments that such bank may owe to the Company from time to time).

          2F.      Paragraph 10B of the Original Note Agreement is hereby
further amended by deleting in its entirety the definition of "Consolidated Net Income Available for Fixed Charges."

          2G.      Paragraph 10B is further amended by adding the following
definitions in the appropriate alphabetical order:

          "BANK GUARANTIES" shall mean the Guaranties executed and delivered from time to time under the New Bank Credit Agreement.

          "CAPITAL EXPENDITURES" shall mean, with reference to any period, the sum of (i) the gross amount of additions to property, plant and equipment (which are classified as such in accordance with generally accepted accounting principles and at the time have a useful life in excess of one year) of the Company and its Subsidiaries during such period, plus (ii) with respect to any Capital Lease entered into by the Company or any Subsidiary during such period, the capitalized amount thereof determined in accordance with generally accepted accounting principles.

          "CONSOLIDATED GROSS REVENUES" shall mean, with reference to any period, the gross consolidated revenues of the Company and its Subsidiaries for such period (taken as a cumulative whole and including revenues of the Summers Group), all determined in accordance with generally accepted accounting principles, after eliminating all intercompany transactions.

          "FIXED CHARGE COVERAGE RATIO" shall mean, with respect to the Company and its Subsidiaries, as of the end of any fiscal quarter, the ratio of (A) the sum of (i) Consolidated Net Income, plus taxes on income, plus Consolidated Interest Expense, plus depreciation and amortization MINUS Capital Expenditures, all for the four fiscal quarters then ended and (ii) the current maturity of the BTR Indebtedness, (as defined in the New Bank Credit Agreement) to (B) the sum of (i) Consolidated Interest Expense, plus dividends and distributions of the Company (other than of capital stock of the Company or rights, options or warrants to acquire such stock), all for such four fiscal quarters, plus
(ii) current maturities of all Funded Debt (excluding the "Outstandings" as such term is defined in the New Bank Credit Agreement), plus current maturities of Capital Leases; PROVIDED, HOWEVER, that with respect to each of the first three fiscal quarters of 1994 such ratio shall be determined based on the three, six and nine month periods; respectively, beginning January 1, 1994 on an annualized basis.

          "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated December 17, 1993 among The Prudential Insurance Company of America, NationsBank of Florida, N.A. and Credit Lyonnais New York Branch.

          "NEW BANK CREDIT AGREEMENT" shall mean the Revolving Credit and Reimbursement Agreement dated December 17, 1993 by and among the Company and

NationsBank of Florida, N.A. and Credit Lyonnais New York Branch as the same shall be amended from time to time and be in effect in compliance with this Agreement.

          3. DEFINITIONS. 3A. Except where the context indicates otherwise, capitalized terms used in this Amendment and not herein defined shall have the meanings assigned thereto in the Original Note Agreement, as amended hereby.

          3B.      The following terms shall have the following meanings:

          "EFFECTIVE DATE" shall mean the date on which this Amendment shall be executed and delivered by you and the Company and all conditions to the effectiveness of this Amendment shall have been satisfied.

          "SUMMERS GROUP" shall mean Summers Group, Inc., a Delaware corporation.

          "SUMMERS PURCHASE AGREEMENT" shall mean the Purchase Agreement dated as of November 20, 1993 among the Company, Willcox & Gibbs Delaware, Inc., Summers Group, Inc., SGHDC, Inc. and BTR Dunlop, Inc. whereby the Company has agreed to purchase Summers Group.

          4. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to you as follows:

          4A.      The Company has furnished you with the following:

                   (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year ended December 31, 1992 and the related consolidated statements of income, changes in stockholders' equity and cash flows for such year all audited by Coopers & Lybrand; and an unaudited consolidated balance sheet of the Company and related consolidated statement of income as at and for the nine month period ended September 30, 1993;

                   (ii) consolidated balance sheets of the Summers Group as of the end of the fiscal year ended December 31, 1992, and the related consolidated statements of income and cash flows for such year, all audited by Ernst & Young;

                   (iii) an unaudited consolidated balance sheet of the Summers Group and the related consolidated statement of income as at and for the eight month period ended August 31, 1993;

                   (iv) a pro forma consolidated balance sheet of the Company giving effect to the acquisition of the Summers Group as of the fiscal year ending on December 31, 1993; and

                   (v) a projected consolidated balance sheet of the Company as at the end of each fiscal year ended December 31, 1993, December 31, 1994 and December 31, 1995, and projected consolidated income and cash flow statements of the Company for each of the years ended December 31, 1994 and December 31, 1995.

All financial statements referred to in clauses (i) and (ii) above have been prepared in accordance with generally accepted accounting principles consistently applied among the financial statements of the applicable company, except as stated in the notes to such financial statements and year-end audit adjustments in the case of unaudited statements and present fairly in all material respects the financial position of the Company and its Subsidiaries and of the Summers Group, as the case may be, as of the date specified and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principle. There has been no material adverse change in the business, financial condition, operations, prospects, property or assets of the Company, its Subsidiaries and the Summers Group, taken as a whole, since December 31, 1992. The aforementioned information (excluding that referred to in clause (v)), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The pro forma consolidated financial statement information referred to in clause (iv) above fairly presents in all material respects the information shown therein and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. The projected financial information referred to in clause (v) delivered to you has been prepared in good faith by the Company and except as disclosed therein, on a basis consistent in all material respects with the Company's past practices, and the assumptions made in preparing such projections are reasonable as of the date of such projections and reflect the best available estimates and good faith judgments of the management of the Company as of such dates. Such projections provide, as of the date of such projections, reasonable estimations of future performance subject to the uncertainty and approximation inherent in any projections.

          4B.      DISCLOSURE.  The information provided to you by the Company in connection with this Amendment, taken as a whole, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact peculiar to the Company or any of its Subsidiaries or the Summers Group which materially adversely affects or in the future will (so far as the Company can now reasonably foresee) materially adversely affect the business, property, assets, prospects, financial condition or operations of the Company, its Subsidiaries and the Summers Group, taken as a whole, and which has not been set forth in this Amendment or disclosed to you prior to the Effective Date of this Amendment.

          4C.      OUTSTANDING DEBT.  Neither the Company, nor any of its
Subsidiaries has any Debt outstanding, nor, after the consummation of the Closing under the Summers Purchase Agreement, will the Summers Group have any Debt outstanding, except as permitted by paragraphs 6A(3) and 6D(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto which default would have a material adverse effect on the business, financial condition, property, assets, prospects or operations of the Company, its Subsidiaries and the Summers Group, taken as a whole.

          4D.      TITLE TO PROPERTIES.  To the knowledge of the Company, the
Company has and each of its Subsidiaries and the Summers Group has good and indefeasible title to its respective real properties and good title to all of its other properties and assets (other than, in each case, properties which it leases), including the properties and assets reflected in the balance sheets as at

December 31, 1992, referred to in paragraph 4A(i) and (ii) (other than properties and assets disposed of in the ordinary course of business) material to the Company, its Subsidiaries and the Summers Group, taken as a whole, subject (in the case of the Summers Group, after consummation of the Closing under the Summers Purchase Agreement) to no Lien of any kind except Liens permitted by paragraph 6D(1) of the Agreement. All leases of the Company or any Subsidiary or the Summers Group necessary in any material respect for the conduct of the business of the Company and its Subsidiaries and the Summers Group, taken as a whole, are valid and subsisting and are in full force and effect.

          5.       MISCELLANEOUS.

          5A.      DESCRIPTIVE HEADINGS.  The descriptive headings of the
several paragraphs of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

          5B.      GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

          5C.      COUNTERPARTS.  This Amendment shall be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

          5D.      ORIGINAL NOTE AGREEMENT.  Except as amended hereby, the
Original Note Agreement shall continue in full force and effect as in effect on the date of this Amendment, and after the Effective Date of this Amendment all references to the Note Agreement dated as of April 2, 1991 between Willcox and Gibbs, Inc. and The Prudential Insurance Company of America shall be deemed to refer to the Original Note Agreement as amended hereby.

          If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                                   Very truly yours,

                                                   WILLCOX & GIBBS, INC.

                                                   By: _______________________
                                                   Title:

The foregoing agreement is
hereby accepted as of the
date first above written.


THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:_______________________________
Title:  Vice President

                                                                      EXHIBIT A

                                                 December 17, 1993


The Prudential Insurance Company of America
c/o Prudential Capital Corporation
One Gateway Center, 11th Floor
Newark, NJ  07102

Gentlemen:

     We have acted as counsel to Willcox & Gibbs, Inc. (the "Company") in connection with the execution and delivery of Amendment No. 4, dated as of December 17, 1993 (the "Amendment"), to the Note Agreement, dated as of April 2, 1991, between the Company and you (as amended through the Amendment, the "Note Agreement"), and, at the Company's request, we are delivering this opinion letter pursuant to paragraph 1A of the Amendment. Capitalized terms used herein that are not defined herein have the respective meanings specified in the Note Agreement.

     In rendering the opinions set forth below, we have examined the Amendment, the Note Agreement, originals, photostatic or certified copies of certain of the corporate records and documents of the Company, copies of public documents, certificates of officers or representatives of the Company and such other instruments and documents, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examination of law as we have deemed relevant and necessary as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Amendment and upon certain certificates of or representations from employees of the Company. In rendering the opinions expressed below, we have assumed that the Amendment has been duly authorized, executed and delivered by you and constitutes the valid and binding obligation of you, enforceable against you in accordance with its terms.

                                                                               2
     We are members of the bar of the State of New York, and each of the opinions expressed below is restricted to matters governed by the Federal laws of the United States and the laws of the State of New York.

     Based on and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing in good standing under the laws of the State of New York.
     2. The execution, delivery and performance of the Amendment by the Company and the consummation of the transactions contemplated thereby are within the corporate power of the Company and have been duly authorized by all necessary corporate action of the Company, and the Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject, as to enforceability, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity).

     3. Neither the execution nor delivery of the Amendment by the Company, nor fulfillment of nor compliance with the terms and provisions of the Amendment by the Company, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any mortgage, pledge, lien or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter or bylaws of the Company, or (ii) any law or regulation, or, to the extent known to us, any award of any arbitrator, any agreement, instrument, order, judgment or decree to which the Company is subject. No consent, approval or authorization of, or the making of any declaration or filing with, any governmental authority is required as a condition to the valid execution or delivery by the Company of the Amendment or the consummation by the Company of the transactions contemplated thereby.

                                                    Very truly yours,

                                                                       EXHIBIT B


                             INTERCREDITOR AGREEMENT

     INTERCREDITOR AGREEMENT, dated as of December 17, 1993 (as modified, supplemented or amended from time to time, the "Agreement") among (x) the Prudential Insurance Company of America ("Prudential"), (y) the banks listed on the Signature pages hereof (herein, together with any other institution which may become a Lender under the Revolving Credit Agreement referred to below, the "Banks") and (z) NationsBank of Florida, National Association, as Agent for the Banks (the "Agent").

                                   WITNESSETH

     WHEREAS, Prudential is the holder of $50,000,000 in aggregate principal amount of the 9.78% Senior Notes (the "1991 Notes") due March 15, 2001, issued by Willcox and Gibbs, Inc. (the "Company") to Prudential pursuant to the Note Agreement between the Company and Prudential dated as of April 2, 1991 (as amended and proposed to be amended on the date hereof pursuant to Amendment No. 4, the "1991 Note Agreement"); and

     WHEREAS, the Banks and the Agent intend to enter into a Revolving Credit and Reimbursement Agreement with the Company, dated the date hereof, concurrently with the execution and delivery hereof, pursuant to which the Banks will commit to lend to the Company and to make available letters of credit and acceptances up to $90,000,000 in aggregate principal amount (the "Revolving Credit Agreement"); and

     WHEREAS, it is a condition of the amendment of the 1991 Note Agreement that Prudential, the Banks and the Agent execute and deliver an intercreditor agreement substantially in the form hereof, and that the Company acknowledge such agreement and consent thereto; and

     WHEREAS, Prudential, the Banks and the Agent wish to set forth herein the terms and conditions of their agreement with respect to the matters set forth herein.

     NOW, THEREFORE, it is agreed:

     1. DEFINED TERMS. The following terms shall have the following respective meanings:

     "ACCEPTANCES" shall have the same meaning as in the Revolving Credit Agreement.

     "BANK NOTE" shall have the same meaning as the term "Note" in the Revolving Credit Agreement.

     "DEFAULT" or "EVENT OF DEFAULT" shall mean any Default or Event of Default under, and as defined in, the 1991 Note Agreement or the Revolving Credit Agreement.

     "EXPOSURE PERCENTAGE" shall mean, with respect to any holder of Senior Obligations at any particular time, the result of dividing the total principal amount of Senior Obligations then

                                                                               2
outstanding and held by such holder by the total principal amount of all Senior Obligations then outstanding.

     "GENERAL ACCEPTANCE AGREEMENT" shall have the same meaning as in the Revolving Credit Agreement.

     "LETTERS OF CREDIT" shall have the same meaning as in the Revolving Credit Agreement.

     "LOANS" shall have the same meaning as in the Revolving Credit Agreement.

     "1991 NOTES" and "1991 NOTE AGREEMENT" shall have the meanings specified in the first "Whereas" above.

     "1991 NOTE AGREEMENT OBLIGATIONS" shall mean all indebtedness, obligations and liabilities of the Company to Prudential and any other holders of the 1991 Notes, now existing or hereinafter incurred under or arising out of or in connection with, or related to or evidenced by, the 1991 Note Agreement or any other document, agreement or instrument relating thereto. Without limitation of the foregoing, such indebtedness, obligations and liabilities shall include the principal amount of the 1991 Notes, interest, Yield Maintenance Premium (as defined in the 1991 Note Agreement) and fees, indemnities and expenses under or in connection with the 1991 Note Agreement, the 1991 Notes or any other document, agreement or instrument relating thereto, and all extensions, renewals and refinancings thereof. 1991 Note Agreement Obligations shall remain such notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the 1991 Note Agreement Obligations or any interest therein.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     "REQUIRED BANKS" shall have the same meaning as the term "Required Lenders" in the Revolving Credit Agreement.

     "REQUIRED HOLDERS" shall mean the holder or holders of at least a majority of the aggregate principal amount of the 1991 Notes from time to time outstanding.

     "REIMBURSEMENT OBLIGATIONS" shall have the same meaning as in the Revolving Credit Agreement.

     "REVOLVING CREDIT AGREEMENT" shall have the meaning specified in the second "Whereas" above.

     "REVOLVING CREDIT AGREEMENT OBLIGATIONS" shall mean all indebtedness, obligations and liabilities of the Company, now existing or hereinafter incurred or arising out of or in connection with, or related to or evidenced by, the Revolving Credit Agreement or any other Revolving Credit Agreement Obligation Instrument. Without limitation of the foregoing, such indebtedness, obligations and liabilities shall include the principal amount of Loans, Bank Notes, interest, Reimbursement Obligations, and fees, indemnities, compensation and expenses under or in connection with the Revolving Credit Agreement or any other Revolving Credit Agreement Obligation Instrument, and all extensions, renewals and refinancings thereof, but shall not include any unused portion of any Revolving Credit Commitment. Revolving Credit Agreement Obligations shall remain such notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Revolving Credit Agreement Obligations or any interest therein.

     "REVOLVING CREDIT AGREEMENT OBLIGATION INSTRUMENTS" shall mean the Revolving Credit Agreement, the Bank Notes, the Letters of Credit, the Acceptances, and the General Acceptance Agreement.

     "SENIOR OBLIGATIONS" shall mean the 1991 Note Agreement Obligations and the Revolving Credit Agreement Obligations.

     "SUBSIDIARY" shall mean any corporation all of the stock of every class of which, except directors' qualifying shares, at the time as of which any determination is being made, are owned by the Company either directly or through Subsidiaries.

     2.   PRO RATA SHARING OF CERTAIN PAYMENTS.

          In the event that any holder of Senior Obligations realized any amount by the exercise of the right of setoff or banker's lien in respect of any account or against any other asset maintained by the Company or any Subsidiary of the Company in respect of any Senior Obligations, then (X) such holder of Senior Obligations (the "Purchasing Holder") shall purchase, for cash without recourse or warranty, from each other holder of Senior Obligations, an interest in all of the Senior Obligations held by such other holder in an aggregate amount equal to the amount so realized by the Purchasing Holder multiplied by a fraction, the numerator of which shall be the total amount of such other holder's Senior Obligations then outstanding, and (Y) such other adjustments shall be made from time to time as shall be equitable to ensure that all holders of Senior Obligations share such payment ratably; PROVIDED, HOWEVER, that if all or any portion of the amount so realized is thereafter recovered from the Purchasing Holder, such purchase from each other holder of Senior Obligations shall be rescinded and the purchase price restored (pro rata, based on each holder's Exposure Percentage) to the extent of such recovery, but without interest.

     3. PARI PASSU NATURE OF OBLIGATIONS. Each of Prudential, the Banks and the Agent acknowledges and agrees that the 1991 Note Obligations and the Revolving Credit Agreement Obligations rank PARI PASSU, including, without limitation, equal in seniority to each other.

     4. AMENDMENT OR WAIVER OF THIS AGREEMENT. None of the terms and conditions of this Agreement may be changed, waived, modified, or varied in any manner whatsoever unless in writing duly signed by the Company (but no such signature by the Company shall be required to effect any change, waiver, modification, or variance to this Agreement unless such change, waiver, modification, or variance hereto affects the Company in any manner), the Required Holders and the Required Banks.

     5.   TERMINATION.

          This Agreement shall terminate on the date upon which either one of the following conditions is satisfied: (i) all commitments to lend or issue Letters of Credit or Acceptances under the Revolving Credit Agreement have been terminated, no Letters of Credit or Acceptances remain outstanding and all Revolving Credit Agreement Obligations have been indefeasibly paid in full or,
(ii) all 1991 Note Obligations have been indefeasibly paid in full.

     6. INTERCREDITOR AGREEMENT CONTROLS. If any provision of this Agreement shall be inconsistent with, or contrary to, any provision in the Revolving Credit Agreement, any Revolving Credit Agreement Obligation Instrument, any Bank Note, the 1991 Note Agreement or any 1991 Note, the provision in this Agreement shall be controlling, and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement.

     7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of New York (without giving effect to the conflicts-of-law principles thereof).

     8. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be given: (x) to the Company and the holders of the 1991 Notes, in the manner prescribed in paragraph 11I of the 1991 Note Agreement, and (y) to the Banks, the Agent and any holders of the Revolving Credit Agreement Obligations, in the manner prescribed in Section 12.02 of the Revolving Credit Agreement.

     9. FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver all such further documents and instruments and to use its best efforts to take all such further action as may be reasonably necessary or advisable to implement and give effect to the transactions contemplated hereby.

     10.  MISCELLANEOUS.

          (a) This Agreement shall be binding upon the parties and the holders from time to time of any Senior Obligations and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

          (b) The headings in this Agreement are for purposes of reference only and shall not limit or expand the meaning hereof.

          (c) This Agreement shall be interpreted in such a way as to be fully effective and valid under applicable law. If any provision of this Agreement shall be held or deemed to be or shall in fact be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. Upon the determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of ther parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     11. COUNTERPARTS. This Agreement may be executed in as many counterparts as the parties hereto may deem necessary or convenient and by different parties on separate counterparts, and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                     By:_____________________________________
                                        Name:
                                        Title


                                     NATIONSBANK OF FLORIDA, NATIONAL
                                        ASSOCIATION

                                     By:______________________________________
                                        Name:
                                        Title


                                     CREDIT LYONNAIS NEW
                                        YORK BRANCH


                                      By:_____________________________________
                                         Name:
                                         Title

Acknowledged and Consented to:

WILLCOX & GIBBS, INC.

By:_____________________________
   Name:
   Title:

                                       5